Exhibit 99.1

M  A  C  K  —  C  A  L  I    R  E  A  L  T  Y    C  O  R  P  O  R  A  T  I  O  N

NEWS RELEASE

For Immediate Release

MACK-CALI ANNOUNCES SECOND QUARTER LEASING RESULTS

Company Leases Over 660,000 Square Feet During the Second Quarter; Shows Progress Toward Mitigation of 2017 Lease Expirations

Edison, New Jersey—July 28, 2016—Mack-Cali Realty Corporation (NYSE: CLI) today announced that it executed 74 leases totaling 660,373 square feet for its office and flex commercial real estate properties during the quarter ending June 30, 2016. Of the 660,373 square feet leased, 154,069 square feet (22.8 percent) were for new leases and 506,304 square feet (77.2 percent) were for lease renewals and other tenant transactions. At quarter end, Mack-Cali’s Core, Flex, and Waterfront properties achieved 89.8 percent leased, while its Non-Core properties were 72.8 percent leased. The total percentage leased for the Company is 86.7 percent, up 440 basis points from the same quarter last year, and down slightly from the first quarter’s 87.2 percent. The second quarter leases had a direct impact on the Company’s 2017 expirations, reducing the total by over 275,000 square feet.

Additionally, just after quarter end, our newest tenant took advantage of the Grow New Jersey Tax Incentives and signed a lease at Harborside Plaza 2 on the Jersey City Waterfront. Omnicom, a global leader in marketing communications, signed a new lease for 79,771 square feet. The Omnicom lease, and the July 1 acquisition of 111 River Street in Hoboken, N.J., would increase our June 30 percentage leased from 89.8 percent to 90.4 percent at our Core, Flex, and Waterfront properties, and from 86.7 percent to 87.3 percent overall.

With the new Omnicom lease, Mack-Cali’s Waterfront portfolio is projected to be approximately 94 percent leased as of September 30, 2016.

“We are proud of the significant leasing momentum across our portfolio, particularly along the Hudson River Waterfront,” said Mitchell E. Rudin, chief executive officer of Mack-Cali. This quarter we produced GAAP roll up in excess of 27 percent and cash roll up of more than 17 percent. Over the last year, we’ve repositioned Mack-Cali–refocusing on core markets and key properties with an eye toward transforming these assets with first-class amenity packages. Over the first six months of this year, we have executed 156 leases totaling 1.8 million square feet (8 percent of our core portfolio) with 98 leases having GAAP rent roll up, one lease flat and 16 leases down for a total GAAP rollup of 22.2 percent.

Large block transactions of over 20,000 square feet were represented by the following deals, totaling approximately 270,000 square feet:

HUDSON RIVER WATERFRONT

•        Deutsche Bank, a financial service provider, extended its lease for 125,916 square feet at Harborside Plaza 1 in Jersey City, New Jersey. The tenant’s lease was originally set to expire in 2017.

CORE NEW JERSEY SUBURBAN MARKETS

•        Verizon New Jersey, a unit of Verizon Communications, has signed a lease renewal at 600 Horizon Drive at Horizon Center Business Park in Hamilton. Verizon leases the entire 95,000-square-foot office building, and also represents mitigation of a 2017 expiration.

•        Coram Alternate Site Services Inc., a provider of home health care services, has signed a lease renewal at 11 Commerce Way at Mack-Cali Commercenter in Totowa for 26,125 square feet.

•        Medical technologies firm Stryker Corporation signed a new lease for 22,081 square feet at 10 Mountainview Road in Upper Saddle River.

NEW YORK

•        Wells Fargo Bank, N.A., a financial services firm, signed a lease renewal for 22,500 square feet at 50 Main Street at Westchester Financial Center in White Plains.

About Mack-Cali Realty Corporation

Mack-Cali Realty Corporation is a fully integrated, self-administered, self-managed real estate investment trust (REIT) providing management, leasing, development, and other tenant-related services for its two-platform operations of waterfront and transit-based office and luxury multi-family assets. Mack-Cali provides its tenants and residents with the most innovative communities that empower them to re-imagine the way they work and live.

Additional information on Mack-Cali Realty Corporation and the commercial real estate properties and multi-family residential communities available for lease can be found on the Company’s website at www.mack-cali.com.

Statements made in this press release may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “potential,” “projected,” “should,” “expect,” “anticipate,” “estimate,” “target,” “continue,” or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate, and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Reports on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q, which are incorporated herein by reference. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

Contacts:	Anthony Krug Mack-Cali Realty Corporation Chief Financial Officer (732) 590-1030 tkrug@mack-cali.com	Ilene Jablonski Mack-Cali Realty Corporation Vice President of Marketing (732) 590-1528 ijablonski@mack-cali.com	Deidre Crockett Mack-Cali Realty Corporation Director of Investor Relations (732) 590-1025 dcrockett@mack-cali.com

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